SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Aegion Corporation

(Name of Registrant as Specified in its Charter)

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On May 1, 2012, Aegion Corporation (the “Company”) began communicating with certain stockholders with respect to the Company’s say-on-pay proposal to be voted on at the Company’s Annual Meeting of Stockholders to be held on May 9, 2012 (the “Annual Meeting”).

Proposal 2 – Advisory Vote on Executive Compensation

The two leading proxy advisory firms reached opposing conclusions on our say-on-pay proposal.  Glass Lewis & Co. (“Glass Lewis”) recommends that stockholders vote to approve the advisory resolution relating to executive officers’ compensation, indicating that “the Company has adequately aligned executive pay and corporate performance in the past year.  At this point in time, Glass Lewis has not identified pay-for-performance issues with the Company that should be of substantial concern to shareholders.”  We believe Glass Lewis’ report recognizes our ongoing focus on pay-for-performance linkages in our executive compensation program. Conversely, ISS recommends a vote against approving this proposal.  For the reasons set forth herein and in our 2012 Proxy Statement, we believe our pay-for-performance programs worked appropriately and as designed in 2011.  In addition, we have made revisions to our executive compensation programs beginning in 2012 to further align pay for performance.

Our executive compensation aligns with our pay-for-performance philosophy.

Our executive compensation programs are based on strong pay-for-performance practices that require the achievement of challenging goals designed to drive profitable revenue growth. We believe achievement of these goals will drive stockholder value. The compensation opportunities provided to our named executive officers are highly dependent on our Company’s performance and include performance-based cash and equity compensation that rewards strong financial and operational performance.   For 2011, performance-based compensation accounted for 78% of the target total direct compensation for our CEO.  Our CEO’s realized compensation in 2011 was 36.5% of his target total direct compensation based upon disappointing financial results in 2011.

Our pay-for-performance program worked as it was designed.

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In 2011, based upon financial results that did not achieve our targets for 2011, our CEO’s total compensation was down substantially – $1,098,580, or 38.8%, less than 2010.  Our CEO received no annual bonus in 2011 and he forfeited the restricted stock award that he received in January 2011.  In 2010, based upon financial results that did achieve our targets for 2010, our CEO received an annual bonus and the restricted shares awarded in 2010 were deemed earned (but remain subject to three-year vesting) based upon the achievement of the financial target established for the restricted stock award.

CEO Total Compensation - 2011 Compared to 2010

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	2011	2010	% Change 2010 to 2011
Base salary	$587,600	$565,000	+3.9%
Annual Bonus	0	$500,000	-100.0%
Restricted stock	0	$525,000	-100.0%
Option grant *	$750,000	$855,600	-12.3%
Long-term non-equity incentives	$361,205	$360,681	-0.1%
All other compensation	$30,983	$22,087	+40.3%
Total	$1,729,788	$2,828,368	-38.9%

* 2011 option grant has an exercise price of $26.60 and 2010 option grant has an exercise price of $22.87

o	Highlights of Compensation Committee decisions with respect to CEO total compensation in 2011:

●	CEO received no annual cash bonus for 2011.
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2011 restricted stock grant (constituting 35% of long-term compensation with value of $525,000) forfeited in 2011 based on failure of the Company to achieve its financial target (net income of $75.6 million) for 2011.

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2011 stock option grant (constituting 50% of total long-term compensation), has exercise price that is approximately $8.00 per share more than the Company’s current stock price of $18.25 (as of close of business on April 30, 2012).

●	No increase to base salary for 2012 (2011 raise awarded in January 2011 based upon 2010 financial results and other achievements during 2010).

●	CEO’s realizable pay important indicator of pay-for-performance program.

o
We believe the most appropriate metric for assessing pay-for-performance is “realizable pay.”   The compensation amounts listed in our Summary Compensation Table, as required under the securities rules, do not reflect the clear realities of our compensation practices and processes.

o
The realizable pay of our executive officers in 2011 is meaningfully less than the “pay opportunity” values in our Summary Compensation Table or the amounts initially targeted by the Compensation Committee, demonstrating that pay-for-performance is achieved in our compensation programs.

o	The following chart demonstrates the relationship between grant date value, as reported in our Summary Compensation Table, and pay earned and realized for fiscal years 2011, 2010 and 2009.

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1	Target compensation includes target base salary and non-equity incentive values, and the reported grant date fair value for equity as reported in our 2012 Summary Compensation Table.
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Actual compensation includes actual base pay and non-equity incentive values as reported in our 2012 Summary Compensation Table, and the reported grant date fair value for non-forfeited equity as reported in our 2012 Summary Compensation Table.

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Value at December 31, 2011 is the “realizable” compensation and includes actual base pay and non-equity incentive values as reported in our 2012 Summary Compensation Table and the intrinsic value of stock options granted based on a closing price of our Company’s common stock on December 31, 2011 of $15.34 and non-forfeited restricted stock granted based on the $15.34 closing price.

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ISS methodology does not reflect reality of restricted stock forfeiture.

In January 2011, our Chief Executive Officer received a $525,000 performance-based restricted stock award.  Based upon financial results for 2011, the restricted stock award was forfeited in its entirety on December 31, 2011.  ISS’s methodology includes the value of the 2011 restricted stock award in 2011 total CEO compensation, notwithstanding the forfeiture.  We believe ISS’s methodology is incorrect as it does not reflect the reality of the Company’s pay-for-performance program.  The Board believes that the forfeiture of the restricted stock based upon the Company’s failure to achieve 2011 financial targets appropriately aligns executive compensation with Company performance.

We consistently analyze and attempt to tie our executive compensation program more directly to performance of the Company as evidenced by rigorous setting of and adherence to objective performance targets and the 2012 changes to our long-term compensation program outlined in our CD&A.

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The objective financial performance targets that we set for our CEO’s and other NEO’s annual incentive compensation and long-term compensation are aggressive and consistent with our internal budgets.  They are not easy hurdles designed to assure the payment of these awards.  For 2011, the financial performance target for our annual incentive plan and for our performance-based restricted stock was net income of $75.6 million, or $1.90 per share.

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If a threshold percentage (historically, 75% to 90%) of the objective financial performance target has not been attained, no annual incentive payments or long-term cash-based incentive payments will be made.  While our CEO and the other NEOs are given other non-quantitative standards that will be considered in determining the amount of the annual incentive payments, no payments can be made on the basis of these non-quantitative standards alone without meeting at least the threshold level under the objective performance targets.

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In 2012, we revised our long-term incentive program as described under the heading “2012 Compensation Program Changes” in our CD&A.  The revised program requires first meeting an annual and/or cumulative three-year return on invested capital, with the actual amount of restricted stock units vesting under the grant to be determined on the basis of achievement of annual or cumulative three-year earnings per share levels as compared with the pre-determined targets.  The return on invested capital gate must first be achieved before considering whether the earnings per share targets have been satisfied.  This revised program replaced both the one-year performance-based restricted stock awards and the long-term cash payments made under the prior program, and was utilized for 2012 awards in February 2012. We believe that with the ability to earn over the three-year performance period, those performance units that are not otherwise earned on an annual basis, maintains the intended incentives of the long-term performance plan for the entire three-year performance period.

Conclusion

We believe that our compensation policies are performance based to a significant degree in both implementation and practice.  As explained above, if these policies are analyzed outside of the theoretical and statistical, they yield the desired results of paying executives more in years of good company performance and less in years of lower Company performance.  As we demonstrated in 2011, a year of disappointing financial results, our CEO not only received substantially less cash compensation, but his restricted stock award has been forfeited and his stock options currently have no realizable value with an exercise price substantially higher than the current market price of the Company’s stock.   With the 2011 stock options and their exercise price ($26.60 per share), our CEO and other NEOs are motivated to increase the market price of our Company’s common stock.

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We urge you to read the detailed analysis of our compensation program for executives as set forth on pages 18 through 36 of our proxy statement for the 2012 Annual Meeting.  Then, decide for yourself as to the appropriateness and efficacy of our compensation program providing our executives with a fair and competitive pay package while aligning a significant portion of their compensation to the performance of the Company.

The Board of Directors believes that in 2011 the Company’s pay-for-performance programs worked appropriately and as designed, with the Company’s Chief Executive Officer receiving approximately 39% less in compensation in 2011 compared to 2010 based on the Company’s financial performance in 2011.  Your Board of Directors unanimously recommends a vote for the advisory vote to approve the advisory resolutions relating to executive compensation.

Engagement of Proxy Solicitation Firm

On April 27, 2012, the Company retained Innisfree M&A Incorporated (“Innisfree”) to provide proxy solicitation services for the Company in connection with the Company’s Annual Meeting.  The Company’s agreement with Innisfree provides that the Company will pay Innisfree a fee of $15,000 for its services, a per call fee for calls to or received from individual retail investors and the reimbursement of Innisfree’s fees, costs and expenses.  In addition, the Company has agreed to indemnify Innisfree against certain liabilities arising from or in connection with the engagement.

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